Exhibit 21.1

Subsidiary	Principal Place of Business
AEG MH 02 Limited	Ireland
AEG MH 04 Limited	Ireland
Alternus Europe Limited f/k/a AEG JD 03 Limited	Ireland
AED Italia-01 S.r.l.	Italy
AED Italia-02 S.r.l.	Italy
AED Italia-03 S.r.l.	Italy
AED Italia-04 S.r.l.	Italy
AED Italia-05 S.r.l.	Italy
AED Italia-06 S.r.l.	Italy
AED Italia-07 S.r.l.	Italy
AED Italia-08 S.r.l.	Italy
PC-Italia-01 S.r.l.	Italy
PC-Italia-03 S.r.l.	Italy
PC-Italia-04 S.r.l.	Italy
Risorse Solari III S.r.l.	Italy
Risorse Solari I S.r.l.	Italy
Alternus LUX 01 S.a.r.l.	Luxembourg
ALT POL HC 02 Sp. z o.o.	Poland
Alternus Iberia S.L.	Spain
Alt Spain 03, S.L.U.	Spain
Alt Spain 04, S.L.U.	Spain
Alt Spain Holdco, S.L.U.	Spain
New Frog Projects S.L.	Spain
ALANTEAN LLC	USA
ALT Alliance LLC	USA